Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ALLIQUA BIOMEDICAL, INC.

Alliqua BioMedical, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 2014, as further amended by amendments filed on June 10, 2014, May 6, 2016, and October 5, 2017 (as amended to date, the “Certificate of Incorporation”).

SECOND: Paragraph D of Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety, and the following paragraph D is submitted in its place:

“D. Effective as of 6:45 p.m., Eastern Time, on May 3, 2019 (the “Effective Time”), each six (6) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury shares immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one validly issued, fully paid and nonassessable share of common stock, without increasing or decreasing the par value of each share of common stock (the “Reverse Stock Split”); provided, however, that no fractional shares of common stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of the Corporation’s common stock as a result of the Reverse Stock Split shall be entitled to receive a cash payment (without interest) equal to such fractional part of a share of the Corporation’s common stock multiplied by the average last reported sales price of the Corporation’s common stock at 4:00 p.m., Eastern Time, end of regular trading hours on The Nasdaq Capital Market, during the ten (10) consecutive trading days ending on the last trading day prior to the effective date of the Corporation’s merger with Adynxx, Inc.”

THIRD: The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOURTH: The terms and provisions of this Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 3rd day of May, 2019.

ALLIQUA BIOMEDICAL, INC.
a Delaware corporation

By:	/s/ David I. Johnson
David I. Johnson
President and CEO